Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 Fiscal 2017 Second Quarter Financial Results

HARRISBURG, PA – August 29, 2017 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today announced financial results for the second quarter ended July 29, 2017.

Second Quarter Summary:

•	Total net sales increased 20.5% to $254.6 million;

•	Comparable store sales increased 4.5%;

•	The Company opened 11 new stores during the quarter, ending the quarter with a total of 250 stores in 20 states, an increase in store count of 15.7% year over year;

•	Operating income increased 35.6% to $29.8 million;

•	Net income increased 50.1% to $19.7 million and Net income per diluted share increased 42.9% to $0.30;

•	Adjusted net income(1) increased 34.0% to $17.8 million and Adjusted net income per diluted share(1) increased 28.6% to $0.27; and

•	Adjusted EBITDA(1) increased 31.6% to $34.9 million.

Mark Butler, Chairman, President and Chief Executive Officer, stated, “We had a very strong second quarter and remain pleased with the underlying trends across our business. Strong deal flow, consistent margins and tight expense control all contributed to our exceptional earnings growth in the quarter. Our customers continue to respond to our great deals and vote every day with their hard earned money. Our business has never been stronger and we believe we are well positioned to continue delivering great bargains to our customers and long-term growth to our shareholders.”

Mr. Butler added, “We recently celebrated our 35 year anniversary and opened our 250th store. We are incredibly proud of these achievements. Good Stuff Cheap is the founding principle of our business and it’s still the cornerstone today.   We will continue to deliver a great treasure hunt experience to our customers, and look forward to the next 35 years of Ollie’s.  Everyone loves a Bargain and that will never go out of style.”

(1)
Adjusted operating income, Adjusted net income, Adjusted net income per diluted share, EBITDA, and Adjusted EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Second Quarter Results

Net sales increased 20.5% to $254.6 million in the second quarter of fiscal 2017 from $211.3 million in the second quarter of fiscal 2016. The increase in net sales was driven by a 4.5% increase in comparable store sales and increased store count compared to the second quarter of fiscal 2016. The Company opened 11 stores in the second quarter of fiscal 2017 and ended the quarter with 250 stores compared to 216 stores at the end of the second quarter in fiscal 2016.

Gross profit increased 19.6% to $100.2 million in the second quarter of fiscal 2017 from $83.8 million in the second quarter of fiscal 2016. Gross margin decreased 30 basis points to 39.4% in the second quarter of fiscal 2017 from 39.7% in the second quarter of fiscal 2016. The decrease in gross margin is due to decreased merchandise margins partially offset by favorable distribution center and transportation costs as a percentage of net sales.

Operating income increased 35.6% to $29.8 million in the second quarter of fiscal 2017 from $22.0 million in the second quarter of fiscal 2016. As a percentage of net sales, operating income increased 130 basis points to 11.7% in the second quarter of fiscal 2017.  Excluding $0.3 million of transaction related expenses incurred in the second quarter of last year, Adjusted operating income increased 34.0% and 120 basis points as a percentage of net sales.

Net income increased 50.1% to $19.7 million, or $0.30 per diluted share, in the second quarter of fiscal 2017 from $13.1 million, or $0.21 per diluted share, in the second quarter of fiscal 2016.  Adjusted net income (1), which excludes income tax benefits due to the accounting change for stock based compensation in the current year and excluding transaction related expenses net of taxes in the prior year, increased 34.0% to $17.8 million, or $0.27 per diluted share, in the second quarter of fiscal 2017 from $13.3 million, or $0.21 per diluted share, in the second quarter of fiscal 2016.

Adjusted EBITDA(1) increased 31.6% to $34.9 million, or 13.7% of net sales, in the second quarter of fiscal 2017 from $26.5 million, or 12.6% of net sales, in the second quarter of fiscal 2016. Adjusted EBITDA excludes non-cash stock based compensation expense, non-cash purchase accounting items and transaction related expenses.

Balance Sheet and Cash Flow Highlights

The Company's cash balance as of the end of the second quarter of fiscal 2017 was $24.8 million compared to $30.7 million at the end of the second quarter of fiscal 2016.  The Company had no borrowings under its $100.0 million revolving credit facility and $97.6 million of availability under the facility at the end of the second quarter of fiscal 2017. The Company ended the second quarter of fiscal 2017 with total debt of $129.2 million compared to $197.7 million at the end of the second quarter of fiscal 2016.

Inventory at the end of the second quarter of fiscal 2017 increased 17.3% to $253.0 million compared to $215.7 million at the end of the second quarter of fiscal 2016, primarily due to new store growth and timing of deal flow.

Capital expenditures for the second quarter of fiscal 2017 totaled $5.7 million compared to $5.2 million for the second quarter of fiscal 2016.

Outlook

Ollie’s currently estimates the following results for the fiscal year ending February 3, 2018:

•	Total net sales of $1.045 billion to $1.052 billion;

•	Comparable store sales growth of 2.0% to 2.5%;

•	The opening of 33 to 35 new stores and no planned closures;

•	Operating income of $127.0 million to $129.0 million;

•	Net income per diluted share of $1.23 to $1.26;

•	Excluding the loss on extinguishment of debt and income tax benefits due to the accounting change for stock based compensation, Adjusted net income per diluted share(2) of $1.16 to $1.19;

•	Estimated weighted diluted average shares outstanding of approximately 65.0 million; and

•	Capital expenditures of $18.0 million to $20.0 million.

Conference Call Information

A conference call to discuss the fiscal 2017 second quarter financial results is scheduled for today, August 29, 2017 at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #63755900. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations Web site for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories.  We currently operate 255 store locations in 20 states across the Eastern portion of the United States. For more information, visit www.ollies.us.

(2)
Adjusted net income per diluted share is not a measure recognized under GAAP.  For a definition of Adjusted net income per diluted share, please see the disclosures related to the reconciliation of GAAP to non-GAAP tables elsewhere in this release. The $0.07 per diluted share difference between the guidance ranges for Net income per diluted share and Adjusted net income per diluted share reflects exclusion of the loss on extinguishment of debt and income tax benefits due to the change in accounting for stock based compensation incurred and reported for the twenty-six weeks ended July 29, 2017.  The Company cannot predict future transaction related estimates without unreasonable effort and therefore excludes any such estimates from its Outlook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; risks associated with the timely and effective deployment and protection of computer and electronic systems; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
203-682-8200
John.Rouleau@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-657-2300
dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income
(In thousands except for per share amounts)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Condensed consolidated statements of income data:
Net sales	$254,645	$211,256	$482,247	$404,975
Cost of sales	154,419	127,442	289,086	242,146
Gross profit	100,226	83,814	193,161	162,829
Selling, general and administrative expenses	65,778	57,737	127,509	112,546
Depreciation and amortization expenses	2,375	2,068	4,647	4,046
Pre-opening expenses	2,255	2,024	3,853	3,273
Operating income	29,818	21,985	57,152	42,964
Interest expense, net	1,124	1,471	2,458	3,135
Loss on extinguishment of debt	-	-	397	-
Income before income taxes	28,694	20,514	54,297	39,829
Income tax expense	8,982	7,379	15,619	14,946
Net income	$19,712	$13,135	$38,678	$24,883
Earnings per common share:
Basic	$0.32	$0.22	$0.63	$0.42
Diluted	$0.30	$0.21	$0.60	$0.40
Weighted average common shares outstanding:
Basic	61,194	60,046	61,037	59,857
Diluted	64,889	62,358	64,640	62,113

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.6	60.3	59.9	59.8
Gross profit	39.4	39.7	40.1	40.2
Selling, general and administrative expenses	25.8	27.3	26.4	27.8
Depreciation and amortization expenses	0.9	1.0	1.0	1.0
Pre-opening expenses	0.9	1.0	0.8	0.8
Operating income	11.7	10.4	11.9	10.6
Interest expense, net	0.4	0.7	0.5	0.8
Loss on extinguishment of debt	—	—	0.1	—
Income before income taxes	11.3	9.7	11.3	9.8
Income tax expense	3.5	3.5	3.2	3.7
Net income	7.7%	6.2%	8.0%	6.1%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

Assets	July 29, 2017	July 30, 2016
Current assets:
Cash and cash equivalents	$24,820	$30,732
Inventories	253,008	215,724
Accounts receivable	766	163
Prepaid expenses and other assets	4,193	7,484
Total current assets	282,787	254,103
Property and equipment, net	49,975	44,967
Goodwill	444,850	444,850
Trade name and other intangible assets, net	232,806	233,165
Other assets	2,319	2,435
Total assets	$1,012,737	$979,520
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$8,887	$5,052
Accounts payable	53,276	54,181
Income taxes payable	1,936	-
Accrued expenses	37,040	33,738
Total current liabilities	101,139	92,971
Revolving credit facility	-	-
Long-term debt	119,552	191,209
Deferred income taxes	87,600	85,582
Other long-term liabilities	6,675	4,964
Total liabilities	314,966	374,726
Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	573,693	554,276
Retained earnings	124,103	50,544
Treasury - common stock	(86)	(86)
Total stockholders’ equity	697,771	604,794
Total liabilities and stockholders’ equity	$1,012,737	$979,520

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net cash used in operating activities	$(4,603)	$(2,027)	$(2,684)	$(1,686)
Net cash used in investing activities	(5,705)	(5,161)	(8,650)	(9,982)
Net cash provided by (used in) financing activities	1,408	791	(62,529)	12,141
Net increase (decrease) during period in cash	(8,900)	(6,397)	(73,863)	473
Cash and cash equivalents at the beginning of the period	33,720	37,129	98,683	30,259
Cash and cash equivalents at the end of the period	$24,820	$30,732	$24,820	$30,732

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). We have included the non-GAAP measures of Adjusted operating income, EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, from operating income, Net income and Net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the non-GAAP financial measures of Adjusted operating income to operating income, Adjusted net income to Net income, Adjusted net income per diluted share to Net income per diluted share, and EBITDA and Adjusted EBITDA to Net income, in each case the most directly comparable GAAP measure.

Adjusted net income and Adjusted net income per diluted share give effect, net of tax, to transaction related expenses, loss on extinguishment of debt, and income tax benefits due to the accounting change for stock based compensation, which may not occur with the same frequency or magnitude in future periods. Adjusted operating income also gives effect to transaction related expenses.  We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock based compensation expense, non-cash purchase accounting items, and transaction related expenses, which we do not consider representative of our ongoing operating performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to Adjusted operating income

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Operating income	$29,818	$21,985	$57,152	$42,964
Transaction related expenses	-	260	-	1,150
Adjusted operating income	$29,818	$22,245	$57,152	$44,114

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
 (In thousands except for per share amounts)
 (Unaudited)

Reconciliation of GAAP net income to Adjusted net income

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income	$19,712	$13,135	$38,678	$24,883
Transaction related expenses	-	260	-	1,150
Loss on extinguishment of debt	-	-	397	-
Adjustment to provision for income taxes (1)	-	(94)	(153)	(443)
Income tax benefits due to accounting change for stock based compensation (2)	(1,893)	-	(5,124)	-
Adjusted net income	$17,819	$13,301	$33,798	$25,590

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the effective tax rate in the quarter in which the related costs were incurred, which was 31.3% for the thirteen weeks ended July 29, 2017, 36.0% for the thirteen weeks ended July 30, 2016, 28.8% for the twenty-six weeks ended July 29, 2017 and 37.5% for the twenty-six weeks ended July 30, 2016.  The adjustment to the provision for income taxes includes the tax effect for the transaction related expenses and loss on extinguishment of debt.

(2)
Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update (“ASU”) 2016-09, Stock Compensation, which was effective for the thirteen and twenty-six weeks ended July 29, 2017.

Reconciliation of GAAP net income per diluted share to Adjusted net income per diluted share

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income per share, diluted	$0.30	$0.21	$0.60	$0.40
Adjustments as noted above per dilutive share	(0.03)	-	(0.08)	0.01

Adjusted net income per share, diluted (1)	$0.27	$0.21	$0.52	$0.41

Weighted-average common shares outstanding, diluted	64,889	62,358	64,640	62,113

(1)	Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
 (Dollars in thousands)
 (Unaudited)

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income	$19,712	$13,135	$38,678	$24,883
Interest expense, net	1,124	1,471	2,458	3,135
Loss on extinguishment of debt	-	-	397	-
Depreciation and amortization expenses	2,976	2,595	5,838	5,100
Income tax expense	8,982	7,379	15,619	14,946
EBITDA	32,794	24,580	62,990	48,064
Non-cash stock based compensation expense	2,128	1,727	4,039	3,272
Non-cash purchase accounting items	(20)	(41)	(42)	(90)
Transaction related expenses	-	260	-	1,150
Adjusted EBITDA	$34,902	$26,526	$66,987	$52,396

 Key Statistics

	Thirteen weeks ended		Twenty-six weeks ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Number of stores open at the beginning of period	239	208	234	203
Number of new stores	11	8	16	13
Number of stores open at end of period	250	216	250	216

Average net sales per store (1)	$1,031	$992	$1,993	$1,937
Comparable stores sales change	4.5%	3.5%	3.2%	4.7%
Comparable store count – end of period	206	177	206	177

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal quarter.